Exhibit 99.1

Media Contact:

David LaBar

Sapient

+1 646 478 9846

dlabar@sapient.com

Investor Relations:

Dean Ridlon

Sapient

+1 617 963 1598

dridlon@sapient.com

Global Headquarters:

131 Dartmouth Street

3rd Floor

Boston, MA 02116

United States

tel: +1 617 621 0200 fax: +1 617 621 1300

Robert L. Rosen Joins Sapient’s Board of Directors

BOSTON – February 3, 2012 – Sapient® (NASDAQ: SAPE) announced today that Robert L. Rosen has been elected to the company’s board of directors, effective February 1, 2012. Mr. Rosen will also serve on Sapient’s audit committee.

“We are extremely pleased to have someone with Rob’s broad business and financial experience join our board of directors,” said Alan J. Herrick, Sapient president and chief executive officer. “Rob joins at a time of tremendous growth and evolution at Sapient. His experience and insights will be assets to our board and management team.”

Mr. Rosen brings to the Sapient board over thirty years of diversified public and private investing experience. Mr. Rosen also has served as a member of the Board of Overseers of NYU’s Stern School of Business for more than a decade.

“Sapient is a unique company, and I am excited to have the opportunity to serve on its board,” said Rosen. “The company applies technology to create advantage for its clients at a time when technology is increasingly used to further a company’s brand position. SapientNitro develops brand-led multi-channel marketing and commerce solutions that strengthen relationships between its clients’ customers and their brands. Sapient Global Markets designs and implements strategic solutions to help market leaders in trading and risk management succeed in today’s global economy. Sapient is a leader in both of its core businesses and is well positioned for future growth.”

Currently, Mr. Rosen serves as director to the private debt group, Ares Capital Corporation (NASDAQ: ARCC), and as operating partner of Ares Management, a $50 billion diversified asset management company. In addition, he serves as managing partner to RLR Capital Partners, LP, which invests in the securities of publicly traded North American companies. Previously, Mr. Rosen served as CEO of RLR Partners, LLC, a private investment firm that concentrates on financial services, healthcare, media and investment management. In 1998, Mr. Rosen founded National Financial Partners (NYSE: NFP), an independent distributor of financial services to high net worth individuals and small to medium-sized corporations. In addition, Mr. Rosen has served in leadership positions at Damon Corporation and Shearson American Express.

About Sapient®

Sapient® is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in North America, Europe, and Asia-Pacific. For more information, visit http://www.sapient.com.

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Sapient is a registered service mark of Sapient Corporation.

Media Contact:

David LaBar

Sapient

+1 646 478 9846

dlabar@sapient.com

Investor Relations:

Dean Ridlon

Sapient

+1 617 963 1598

dridlon@sapient.com

Global Headquarters:

131 Dartmouth Street

3rd Floor

Boston, MA 02116

United States

tel: +1 617 621 0200 fax: +1 617 621 1300